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                                                                      Exhibit 23



           Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Esterline Technologies Corporation of our report dated December 10, 2004, except as to the restatement discussed in Note 2, as to which the date is December 7, 2005, included in the 2004 Annual Report to Shareholders of Esterline Technologies Corporation.

Our audits also included the financial statement schedule of Esterline Technologies Corporation listed in Item 15(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-43843, No. 33-58375, No. 333-62650, No. 333-85440 and Form
S-3 No. 333-117905) pertaining to the 1997 Stock Option Plan, Non-Employee Directors' Stock Compensation Plan, Amended and Restated 1997 Stock Option Plan, the 2002 Employee Stock Purchase Plan of Esterline Technologies Corporation and the $300,000,000 Shelf Registration Statement of our report dated December 10, 2004, except as to the restatement discussed in Note 2, as to which the date is December 7, 2005, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Esterline Technologies Corporation for the fiscal year ended October 29, 2004.

                                          Ernst & Young LLP

Seattle, Washington
December 30, 2005